Exhibit 10.26

SECOND AMENDED AND RESTATED
FACULTATIVE MASTER CERTIFICATE

This Second Amended and Restated Facultative Master Certificate (hereinafter the “Master Certificate”) is issued by XL Reinsurance America Inc., a New York insurance corporation with administrative offices in Stamford, Connecticut (hereinafter the “Reinsurer”) to XL Capital Assurance Inc., a financial guaranty insurance corporation organized under the laws of the State of New York (hereinafter the “Company”).

WITNESSETH:

WHEREAS, the Company and the Reinsurer are parties to a Facultative Master Certificate effective as of November 1, 2002, which was amended and restated pursuant to the First Amended and Restated Facultative Master Certificate, effective as of August 4, 2006 (as so amended and restated, hereinafter the “Original Agreement”);

WHERAS, the Company and the Reinsurer desire to amend and restate the Original Agreement in the manner and on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants of this Master Certificate, and good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

Certain capitalized terms used herein have the meanings set forth in the DEFINITIONS Article of this Master Certificate.

ARTICLE I
BUSINESS COVERED

A.

This Master Certificate shall apply to financial guaranty insurance policies, as defined in paragraph B of this Article, which are underwritten directly by the Company or retroceded from XL Capital Assurance (U.K.) Limited (“XLCA UK”), a subsidiary of the Company to the Company and which the Reinsurer accepts to reinsure hereunder in accordance with the provisions of Article II hereof.

B.

Financial guaranty insurance policies (whether written by the Company or XLCA UK are hereinafter individually referred to as the “Policy” or collectively the “Policies”) are Policies which, in the reasonable judgment of the Company, are considered, at the time such Policies are bound or written, financial guaranty insurance under Section 6901(a) of the New York Insurance Law or any succeeding statutory provision, in each case as may be amended, modified or interpreted from time to time in any regulation, bulletin or opinion promulgated by the New York Department of Insurance.

ARTICLE II
REINSURANCE SUBMISSIONS AND CERTIFICATE

A.

The Company shall submit any Policy or other documentation describing the risk proposed for cession hereunder to the Reinsurer for acceptance. Each such submission shall contain such information about the risk proposed to be reinsured as the Reinsurer may require and shall be submitted to the Reinsurer by electronic mail or facsimile pursuant to instructions provided to the Company by the Reinsurer. The Reinsurer shall promptly acknowledge receipt of each proposed cession to the Company. Each proposed cession shall be considered accepted for reinsurance by the Reinsurer after the close of two (2) Business Days from the receipt of the proposed cession by the Reinsurer unless rejected by the Reinsurer prior to the close of business on such second Business Day. Business Day shall mean any day other than Saturday, Sunday or other day on which commercial banking institutions in New York, New York are authorized or obligated by law to be closed. Subject to Section (C) of this Article II, the Reinsurer shall have the right, in its sole discretion, to accept or reject any proposed cession presented to the Reinsurer by the Company.

B.

As soon as reasonably practical following the acceptance of a proposed cession for reinsurance hereunder, the Company and the Reinsurer will execute a reinsurance certificate (the “Reinsurance Certificate”) setting forth the specific terms of the reinsurance. Each executed Reinsurance Certificate with respect to any Policy is hereby incorporated by reference as if fully set forth herein; provided that, in the event of any conflict or inconsistency between the terms of this Master Certificate and the terms of any Reinsurance Certificate, the terms of this Master Certificate shall control; provided, further, however, that in the event that each of the parties agree in writing in any Reinsurance Certificate to specifically amend any provision of this Master Certificate with respect to such Reinsurance Certificate, then in such case the amendatory language in such Reinsurance Certificate shall control.

C.

For Policies underwritten or reinsured by the Company where the amount of the insured obligation may vary, whether as a result of indexation, currency fluctuations or otherwise, relative to the Company’s single risk limits under Section 6904 of the New York State Insurance Law, once the Policy has been accepted by the Reinsurer under Section (A) of this Article II or previously ceded in the case of Policies underwritten or reinsured prior to the date on which affirmative acceptances by the Reinsurer were required, then to the extent, but only to the extent the amount of the insured obligation under the Policy would exceed the Company’s then applicable single risk limits under Section 6904 of the New York State Insurance Law, then all excess risk over such limit shall be automatically ceded to the Reinsurer hereunder (the intent being that the Reinsurer automatically assumes all risk in excess of the Company’s single risk limits for such Policies). The Company and the Reinsurer shall promptly prepare Reinsurance Certificates memorializing such automatic cessions.

ARTICLE III
TERM OF REINSURANCE

The Company will cede, and the Reinsurer will accept, as facultative reinsurance the Reinsurer’s share of the Losses and Loss Adjustment Expenses with respect to the Policy or Policies indicated in each Reinsurance Certificate executed by the parties to this Master Certificate. Each such Reinsurance Certificate shall identify the share of such liabilities ceded and whether such cession is to be made on either a quota share or excess of loss basis. The Reinsurer’s liability shall commence, with respect to each such Policy, on the effective date of reinsurance specified in the related Reinsurance Certificate and terminate simultaneously with the termination of the Company’s obligations arising under such Policies. From time to time, as the Company and Reinsurer may mutually agree, any cession or cessions may be terminated in whole or in part or converted from quota share to excess of loss or vice versa.

ARTICLE IV
COMMENCEMENT AND TERMINATION

A.	This Master Certificate shall become effective at 12:01 a.m. New York time, March 1, 2007 and shall remain in full force and effect until terminated as provided in this Article.

B.

Either party shall have the right to terminate this Master Certificate at any time by giving no less than sixty (60) days prior written notice by certified mail to the other party, stating therein the date on which termination shall become effective (the "Termination Effective Date”). In determining whether the requisite number of days' notice has been given in any case, the date of termination shall be counted but the date of mailing shall not.

C.

In the event of the termination of this Master Certificate, the Reinsurer shall remain liable for Losses and Loss Adjustment Expenses relating thereto occurring under or arising out of all Reinsurance Certificates relating to Policies written on or prior to the Termination Effective Date, including those written during the period between the transmittal of a termination notice and the Termination Effective Date, until all obligations and liabilities incurred by each party hereunder are fully performed and discharged.

D.

In addition, the Company and the Reinsurer may, by mutual agreement and the prior approval of the Superintendent of Insurance of Insurance of New York, terminate this Master Certificate on a cut-off basis upon payment by the Reinsurer of an amount determined by a commutation formula agreed to by the Company and the Reinsurer. In the event of termination pursuant to this Article IV.D., the Reinsurer shall be released and discharged of all liabilities whatsoever arising under this Master Certificate, whether such liabilities are known or unknown as of said termination date.

E.

Except as provided in this Article, Section IV.D. or the SPECIAL TERMINATION Article, Section XIV.B.(i), in the event of the termination of this Master Certificate the provisions of this Master Certificate shall continue to apply to all Reinsurance Certificates relating to Policies written on or prior to the Termination Effective Date.

ARTICLE V
TERRITORY

The reinsurance provided hereunder shall apply to Policies regardless of where issued or of the location of the risks covered thereby.

ARTICLE VI
PREMIUM

A.

As consideration for the reinsurance provided herein, the Company shall pay to the Reinsurer the portion of the Net Written Premium received by the Company set forth in each Reinsurance Certificate. “Net Written Premium” shall mean (x) in the case of quota share reinsurance, the gross premium (including any additional premiums or return premiums) and (y) in the case of excess of loss reinsurance, such premium as shall have been agreed to between the Reinsurer and the Company in the Reinsurance Certificate, in each case, with respect to Policies reinsured hereunder less the amount of any ceding commission allowed by the Reinsurer.

B.

The reinsurance premium payable hereunder shall be accounted for in the monthly Bordereaux as set forth in the ACCOUNTS, REPORTS AND REMITTANCES Article. If obligations covered by a Policy are refunded in advance of maturity and a credit is allowed to the premium charged for insuring the refunding obligations, the Reinsurer shall refund to the Company its portion of any premium credited to the refunded obligations.

ARTICLE VII
ACCOUNTS, REPORTS AND REMITTANCES

A.

As evidence that a risk is reinsured hereunder, the Company will furnish to the Reinsurer a copy of the Reinsurance Certificate, fully executed by both parties, within thirty (30) days following the Reinsurer’s acceptance of a risk.

B.	(i)	Within forty-five (45) days following the end of each calendar quarter in which there is any activity, the Company will furnish to the Reinsurer a bordereaux substantially in the form and containing the information set forth in Exhibit A to this Master Certificate (the “Bordereaux”), as respects each Policy reinsured hereunder and bound during such month. The Bordereaux shall reflect, as applicable, the Net Written Premium payable to the Reinsurer by the Company, the gross premium and any ceding commission on gross premium as set forth in the PREMIUM Article and the Reinsurance Certificate.

	(ii)	In addition, within forty-five (45) days after the end of each calendar quarter, the Company shall report to the Reinsurer the Reinsurer’s share of the following on a cumulative basis:

		1)	Unearned premium reserve;

		2)	Outstanding Loss and Loss Adjustment Expense reserve;

	3)	Incurred Losses;

	4)	Contingency Reserve;

	5)	Loss and Loss Adjustment Expenses paid by the Company, after deduction for any amounts paid under a Special Account, as set forth in paragraph F of this Article;

	6)	A copy of any applicable notices of loss; and

	7)	The net loss balance due either the Company or the Reinsurer.

C.

The Company will pay the Reinsurer any amount shown due the Reinsurer, and the Reinsurer will pay any amount shown due the Company, which amount shall be paid by the owing party within fifteen (15) days following the Reinsurer’s receipt of the monthly or quarterly report. All payments due hereunder shall be remitted by wire transfer in immediately available funds. If a party shall dispute the amount owing to the second party as set forth in any monthly or quarterly report, the first party nevertheless shall pay any amount in dispute (plus interest payable at the same rate as the first six-month U.S. Treasury Bill issued during that quarter) to the second party as provided in this paragraph, pending resolution of the dispute.

D.

The parties to this Master Certificate shall, upon request of the other party, provide the other with their annual and quarterly statutory financial statements in the form prescribed by the National Association of Insurance Commissioners (NAIC) or any insurance regulatory authority having jurisdiction over the parties, as soon as such financial statements are available.

E.

Each party hereto shall have and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from such party against any balance or balances due to the other party under this Master Certificate or any other agreement between the parties, and the party asserting the right of offset shall have and may exercise such right whether the balance or balances due to such party from the other are on account of premiums or on account of losses or otherwise and regardless of the capacity in which each party acted under this Master Certificate or such other agreement or agreements between the parties; provided, however, that in the event of insolvency of a party hereto, offsets shall be allowed only in accordance with the provisions of applicable law or regulations.

F.

Notwithstanding anything herein to the contrary, should payment due from the Reinsurer exceed $500,000.00, as respects any one loss, the Company may give the Reinsurer notice of payment made or its intention to make payment on a certain date. If the Company has paid the loss, the Reinsurer will make payment five (5) Business Days, as defined below, days after receipt of the above report. If the Company intends to pay the loss by a certain date and has submitted a satisfactory proof of loss or similar document, payment will be due from the Reinsurer twenty-four (24) hours prior to that date, provided the Reinsurer has a period of five (5) Business Days after receipt of said notice to dispatch the payment. Cash loss amounts specifically remitted by the Reinsurer as set forth herein will be credited to its next quarterly or monthly account. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in either New York or Connecticut are permitted or obligated by law to be closed for regular banking business.

ARTICLE VIII
LOSS, LOSS ADJUSTMENT EXPENSE, SALVAGE AND RECOVERIES

A.

Settlement of any Loss made by the Company or XLCA UK, as applicable, whether under or in respect of a Policy or by way of compromise, shall be unconditionally binding upon the Reinsurer. If such settlement involves the refinancing of the obligations insured under a new Policy (the “Refinanced Obligations”) by the issuance of new obligations that are insured or reinsured by the Company, as applicable (the “Refinancing Obligations”), the Reinsurer shall assume under this Master Certificate the same proportionate share of the Refinancing Obligations as the Reinsurer assumed of the Refinanced Obligations; however, such Refinancing Obligations shall not be in amounts greater than the amounts assumed by the Reinsurer relating to the original Policy. All salvages and recoveries received subsequent to a loss settlement shall be applied as if recovered or received prior to the settlement and all necessary adjustments shall be made by the parties hereto. The Reinsurer shall benefit proportionally in all salvages and recoveries and the Company will credit the Reinsurer with its proportionate share of any such salvages and recoveries on account of claims and settlements involving the reinsurance hereunder. The “proportionate shares” referred to in this paragraph will be computed and reimbursed in accordance with paragraphs (B) and (C) of this Article, as applicable. As provided in Sections (B) and (C), as applicable, the Company is entitled to bill and collect from the Reinsurer its proportionate share of Loss Adjustment Expenses on a quarterly or annual basis with adjustments to be made from time to time based Losses, recoveries and salvage.

B.

In the event that reinsurance is provided hereunder on a quota share basis, the Reinsurer shall bear its proportionate share of all Loss Adjustment Expenses incurred by (or allocated to) the Company in the same proportion to the Reinsurer's participation in Losses hereunder, and shall receive its proportionate share of any recoveries of such Loss Adjustment Expenses. The parties shall share recoveries and salvage proportionately.

C.

In the event that reinsurance is provided hereunder on an excess of loss basis, the Reinsurer shall be responsible for its share of the Loss Adjustment Expenses with respect to a Loss recoverable hereunder. Such Loss Adjustment Expense amount shall be apportioned according to a fraction, the numerator of which shall be the amount of Loss (after giving effect to any recoveries and salvage) reinsured under the Reinsurance Certificate and the denominator of which shall be the total amount of Loss payable by (or allocated to) the Company (after giving effect to any recoveries and salvage). The parties shall receive a share of any recovery of such Loss Adjustment Expenses in accordance with the same fraction; provided, however, that the Reinsurer shall be reimbursed in priority to the Company to the extent of the Reinsuer’s allocated net Loss (i.e., after giving effect to any such recovery or salvage). The intent of the preceding sentence being to put the Reinsurer in the same position as though the recovery or salvage had not been incurred as a Loss.

D.

Notwithstanding the foregoing, the Company shall, upon the request of the Reinsurer, provide information relating to any Loss and Loss Adjustment Expense, in a level of detail and with such frequency as shall be reasonably requested by the Reinsurer. The Reinsurer’s share of Losses, Loss Adjustment Expenses and loss recoveries shall be reflected in the quarterly report in accordance with the ACCOUNTS, REPORTS AND REMITTANCES Article.

E.

The Reinsurer's liability on policies accepted for reinsurance hereunder shall attach simultaneously with that of the Company, and all reinsurance with respect to which the Reinsurer shall be liable by virtue of this Master Certificate shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments and waivers, and to the same modifications, alterations and cancellations, as the respective Policies of the Company to which such reinsurance relates, the true intent of this Master Certificate being that the Reinsurer shall, in every case to which this Master Certificate applies and in the proportion specified herein, follow the fortunes of the Company, and the Reinsurer shall be bound, without limitation, by all payments and settlements entered into by the Company or XLCA UK, as applicable, in good faith, provided such payments and settlements are subject to the terms and conditions of this Master Certificate.

ARTICLE IX
CURRENCY

A.

All premium and other payments and all accounts and reports provided pursuant to this Master Certificate, any security required by the STATUTORY FINANCIAL STATEMENT CREDIT Article and any awards pursuant to the ARBITRATION Article or court judgments arising out of this Master Certificate or the Reinsurance Certificates shall be in United States currency.

B.

Premiums paid to the Company for Policies covered by this Master Certificate in other than United States currency shall be paid by the Company to the Reinsurer in United States dollars at the rates of exchange used by the Company in its own books of account at the time of the settlement, including any subsequent adjustment to such account.

C.

The amounts recoverable by the Company from the Reinsurer for payments in other than United States currency shall be converted into United States dollars at the same rates of exchange as were used by the Company in its own books of account at the time of the settlement, including any subsequent adjustment to such account.

D.

For Policies where (i) the obligation insured thereunder is denominated in a foreign currency, (ii) the Reinsurer’s limit of liability is denominated in United States dollars and (iii) the amount insured is such that the Reinsurer’s applicable limit of liability for the cessions is applicable using the currency exchange rate in effect on the Policy effective date, the Reinsurer’s percentage participation shall be calculated by converting the Reinsurer’s limit of liability using the currency exchange rate in effect on the Policy effective date, and the Reinsurer shall be entitled to its proportionate share of premiums and liable for its proportionate share of Policy payments based on such percentage notwithstanding any subsequent changes in the currency exchange that would result in the Reinsurer’s limit of liability being exceeded, the intent being that the Reinsurer shall bear the currency exchange rate risk for its proportionate share in all cases.

E.	The provisions of Section (D) of this Article IX shall be subject to Section (C) of Article II of this Agreement.

ARTICLE X
TAXES

The Company will be liable for premium taxes on premiums reported to the Reinsurer hereunder.

ARTICLE XI
ACCESS TO RECORDS

The Company shall place at the disposal of the Reinsurer, and the Reinsurer shall have the right to inspect, through its authorized representatives, at all reasonable times during the term of this Master Certificate and thereafter to the extent relating to claims made under Policies written on or prior to the Termination Effective Date, the books, records and papers of the Company pertaining to the reinsurance provided hereunder.

ARTICLE XII
INSOLVENCY

In the event of insolvency and the appointment of a conservator, liquidator or statutory successor of Company, the portion of any risk or obligation assumed by the Reinsurer shall be payable to the conservator, liquidator, or statutory successor on the basis of claims allowed against the Company by any court of competent jurisdiction or by any conservator, liquidator, or statutory successor of the Company having authority to allow such claims, without diminution because of that insolvency, or because the conservator, liquidator, or statutory successor has failed to pay all or a portion of any claims.

It is understood, however, that in the event of the insolvency of the Company the liquidator or receiver or statutory successor of Company shall give written notice to Reinsurer of the pendency of a claim against the Company on the Policy or Policies reinsured hereunder within a reasonable time after such claim is filed in the insolvency proceeding and during the pendency of such claim. Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company as a result of the defense undertaken by Reinsurer.

ARTICLE XIII
AMENDMENTS AND ASSIGNMENT

This Master Certificate may be changed, altered or amended as the parties may agree, provided such change, alteration or amendment is evidenced in writing or by endorsement to this Master Certificate and signed by the parties hereto. Such writing or endorsement will then constitute a part of this Master Certificate.

No assignment or change of the Company’s interest hereunder, whether voluntary or involuntary and whether by merger or reinsurance or reinsurance of its entire business with another company or otherwise, shall be binding upon the Reinsurer.

ARTICLE XIV
SPECIAL TERMINATION

A.	(i)	The Company shall have the right, at its option, to effect termination of this Master Certificate (the “Special Termination Right”) at any time effective as of any date (“Company Special Terminate Date”), by giving

30 days’ prior written notice to the Reinsurer by certified mail, in the event that:

		1.	The Reinsurer fails to maintain the minimum capital and surplus requirements and any other solvency requirements as determined under the laws of the Reinsurer’s domicile jurisdiction; or

		2.	The Reinsurer has a rating below A- from Standard & Poor’s Corporation or below Aa3 from Moody’s Investors Service.

	(ii)		In the event that the Company's right to exercise its Special Termination Right is triggered upon the occurrence of any of the foregoing events, in lieu of the Company's exercising its Special Termination Right, the Reinsurer may, subject to receipt of the Company's prior consent and receipt of all required regulatory approvals, provide a reinsurer acceptable to the Company that satisfies each of the applicable requirements of Section 6906 of New York's Insurance Law (or any successor statute thereto) (an “Assuming Reinsurer”) to novate all of the Reinsurer's liabilities and obligations under this Master Certificate with the same effect as if such Assuming Reinsurer had directly entered into this Master Certificate in place of the Reinsurer (a “Novation”). Notwithstanding anything herein to the contrary, the Reinsurer recognizes the Company’s right to terminate this Master Certificate pursuant to the Special Termination Right and agrees and acknowledges that any Novation is subject to the Company’s right to exercise the Special Termination Right, which the Company may exercise at any time before, during or after such a Novation is in place and the Company’s prior written consent to any such Novation.

B.	The Reinsurer shall have the right, at its option, to effect termination of this Master Certificate at any time effective as of any date (“Reinsurer Special Termination Date”) by giving not less than thirty (30) days prior written notice to the Company by certified mail upon the occurrence of either one of the following events:

		1.	A Company Change in Control (as defined below); or

		2.	A downgrade of the Company’s Standard & Poor’s financial strength rating below AA or a downgrade of the Company’s Moody’s financial strength rating below Aa2.

For purposes of this Master Certificate, a “Company Change in Control” will be deemed to occur in the event that (i) the ownership in Security Capital Assurance Ltd (“SCA”) by the Reinsurer or by the Reinsurer and its affiliates, falls below thirty-five percent (35%) or (ii) SCA’s direct or indirect ownership interest in the issued and outstanding shares of voting securities of the Company falls below ninety-five percent (95%).

C.

With respect to any termination as set forth in this Special Termination provision; the Company shall have the option, in its sole discretion, to reassume the liabilities or to effectuate termination of such liabilities on a run-off basis with regard to the Policies reinsured hereunder. In the event the Company elects to effectuate termination of the liabilities under the Policies reinsured hereunder on a run-off basis, the Reinsurer shall remain liable for Losses and Loss Adjustment Expenses relating thereto occurring under or arising out of all Reinsurance Certificates relating to Policies written on or prior to the Company Special Termination Date or Reinsurer Special Termination Date, as applicable, until all obligations and liabilities incurred by each party hereunder or under the Reinsurance Certificate(s) are fully performed and discharged. Accounts, reports and remittances due under such run-off shall be reported and remitted by the parties hereto pursuant to terms set forth in the ACCOUNTS, REPORTS AND REMITTANCES Article.

ARTICLE XV
STATUTORY FINANCIAL STATEMENT CREDIT

A.

The Reinsurer, upon the request and at the discretion of the Company, shall take all steps necessary to ensure that the Company obtains full financial statement credit in its domiciliary state for contingency reserves established in respect of the Policies, Losses and Loss Adjustment Expenses for the reinsurance ceded to the Reinsurer hereunder, including the posting of security, if required, as set forth in this Article XV.

B.

As regards Policies issued by the Company coming within the scope of this Master Certificate, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. Notwithstanding any other provision of this Master Certificate or any Reinsurance Certificate to the contrary, if the Reinsurer becomes unauthorized in any jurisdiction where authorization is required by insurance regulatory authorities in order for the Company to obtain credit on its statutory quarterly and annual statements filed with such jurisdiction for the reinsurance provided pursuant to this Master Certificate, the Reinsurer hereby agrees to fund such reserves in respect of unearned premium, known outstanding losses that have been reported to the Reinsurer, Loss Adjustment Expenses, and contingency reserves established in respect of the Policies, Losses and Loss Adjustment Expenses paid by the Company but not recovered from the Reinsurer, as shown in the statement prepared by the Company (hereinafter referred to as "Reinsurer's Obligations") by a reinsurance trust in compliance with New York Insurance Regulation 114, as it may be amended form time to time, funds withheld, cash advances or a Letter of Credit in compliance with New York Insurance Regulation 133, as it may be amended from time to time. The

Reinsurer shall have the option of determining the method of funding provided it is in compliance with the provisions of Section 6906 of New York's Insurance Law (and any successor statute thereto) and New York Insurance Regulation 20, as each may be amended from time to time.

C.

When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank in compliance with New York Insurance Regulation 133, as it may be amended form time to time, in an amount equal to the Reinsurer's Obligations. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

D.

The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Master Certificate may be drawn upon at any time, notwithstanding any other provision of this Master Certificate, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

	(a)	to reimburse the Company for the Reinsurer's Obligations, the payment of which is due under the terms of this Master Certificate and which has not been otherwise paid;

	(b)	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer's Obligations under this Master Certificate;

(c)

to fund an account with the Company for the Reinsurer's Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company's other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

	(d)	to pay the Reinsurer's share of any other amounts the Company claims are due under this Master Certificate.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for (a) or (c), or in the case of (d), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

E.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

F.

At annual intervals no later than fifteen days (15) prior to the end of each calendar year, the Company shall prepare a specific statement (the "Preliminary Statement") estimating the Reinsurer's Obligations, for the purpose of amending the Letter of Credit, in the following manner:

(a)

If the Preliminary Statement shows that the Reinsurer's Obligations are estimated to exceed the balance of credit as of the year end, the Reinsurer shall, no later than five (5) days prior to the end of the calendar year, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(b)

If, however, the Preliminary Statement shows that the Reinsurer's Obligations are estimated to be less than the balance of credit as of the year end, the Company shall, no later than five (5) days prior to the end of the calendar year, release such excess credit by agreeing to an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

Within five (5) days following the filing of the Company's annual statement with respect to each calendar year in which an amendment to the Letter of Credit was required in accordance with the foregoing clauses (a) and (b), the Company shall prepare a specific statement (the "Final Statement") setting forth the Reinsurer's Obligations for the purpose of confirming the amount of the adjustments reflected in the amendment to the Letter of Credit obtained based on the Preliminary Statement. If any such Final Statement indicates that the adjustments required in the foregoing clauses (a) and (b) were inaccurate, the Reinsurer shall secure a further amendment to the Letter of Credit reflecting the adjustments required, in the following manner:

(c)

If the Final Statement shows that the Reinsurer's Obligations exceeded the balance of credit as of the year end reflected in the Preliminary Statement, the Reinsurer shall, no later than ten (10) days following its receipt of the Final Statement, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(d)

If, however, the Final Statement shows that the Reinsurer's Obligations are less than the balance of credit as of the year end reflected in the Preliminary Statement, the Company shall, no later than ten (10) days following preparation of the Final Statement, release such excess credit by agreeing to an amendment to the

Letter of Credit reducing the amount of credit available by the amount of such excess credit.

ARTICLE XVI
COVENANTS OF THE REINSURER AND THE COMPANY

The Reinsurer hereby covenants that it:

A.	has and shall maintain surplus to policyholders of at least thirty-five million dollars (US $35,000,000);

B.

shall establish and maintain the reserves required in Section 6903 of New York's Insurance Laws or any or any succeeding statutory provision, as such may be amended, modified or interpreted from time to time in any regulation, bulletin or opinion promulgated by the New York Department of Insurance, provided, however, that if the Reinsurance Certificate with respect to any Policy provides that the reinsurance provided hereunder is not pro rata, the Reinsurer's contribution to the Contingency Reserve with respect to such Policy shall be equal to fifty percent of the quarterly earned reinsurance premium with respect to such Policy;

C.

shall comply with the provisions of Section 6904(c) of New York's Insurance Laws (except that the maximum total exposures reinsured net of retrocessions and collateral shall be one-half of that permitted for a New York financial guaranty insurance corporation thereunder);

D.

in the event that the Reinsurer is an affiliate of the Company (as defined in Section 6901(c) of the New York Insurance Law), shall not assume a percentage of the Company's total exposures insured net of retrocessions and collateral in excess of its percentage of equity interest in the Company; and

E.

assumes, together with all other reinsurers of the Company subject to Section 6906(a)(2)(F) of New York's Insurance Law, less than fifty percent of the total exposures insured net of collateral remaining after deducting any reinsurance placed with another financial guaranty insurance corporation or an insurer writing only financial guaranty insurance as is or would be permitted by Article 69 of New York's Insurance Law.

The Company hereby covenants that it:

A.	shall not submit risks to the Reinsurer if, after giving effect to such submission, the Reinsurer would be in violation of it’s covenants set forth in clauses (D) or (E) above.

ARTICLE XVII
CONFIDENTIALITY

A.	The Reinsurer agrees to maintain the confidentiality of the Policies, the reinsurance of the Policies and the underlying transactions and documents (the “Information”), except

(i)

      as to affiliates, directors, employees, regulators, independent auditor, counsel, agents or other advisors of the Reinsurer to whom it is necessary or prudent to show or discuss the Information for purposes related to the Reinsurer and/or an affiliate’s underwriting analysis or evaluating, monitoring or reporting the Reinsurer or its affiliates involvement in the individual risk presented to the Reinsurer by the Company, each of whom will be informed of the confidential nature of the Information;

	(ii)	in any statement or testimony pursuant to a subpoena or order by any court, government body, agency or authority, or as otherwise required by law or in connection with litigation;

	(iii)	upon the request or demand of any regulatory authority;

(iv)

      as to potential or actual assignees, insurers, retrocessionaires and/or other transfers of an interest (including extensions of credit) related to the individual risk presented to the Reinsurer by the Company, provided that such entities are subject to substantially the same confidentiality requirements with respect to the Information as those applicable to the parties hereto;

	(v)	as to Information that (a) is or becomes generally available to the public other than as a result of a disclosure by the Reinsurer or any of its affiliates or their agents; (b) becomes available to the Reinsurer or any of its affiliates on a non-confidential basis from a source other than the Reinsurer or any of its affiliates or one of their agents; (c) was known to the Reinsurer or any of its affiliates on a non-confidential basis or has been or is subsequently independently developed by the Reinsurer or any of its affiliates prior to its disclosure by the Company or one of its agents; or (d) constitutes experience, content, knowledge or know-how that is susceptible of use without disclosure to a third party of the identity or source of such information and without infringement of any copyright, patent, trademark or other proprietary rights of any kind whatsoever of the Company; or

	(vi)	to a rating agency in connection with the Reinsurer’s or any of its affiliates’ credit rating provided, however, that, in the case of (i) above, such entity is not, or such individual is not affiliated with, a financial guaranty insurer in competition with the Company, and provided further that, in the case of (ii) above, the Reinsurer shall promptly notify the

Company of such subpoena and shall allow at the Company’s direction and expense the Company to contest such subpoena. If required by a participant in a transaction insured by a Policy, the Reinsurer shall execute a separate confidentiality agreement requiring the above confidentiality with respect to such transaction.

B.

With respect to Information disclosed by the Reinsurer or any of its affiliates to the Company and/or its affiliates, the terms, conditions and obligations of this Agreement shall apply to the Company and its affiliates as though they were the Reinsurer and to the Reinsurer and its affiliates as though they were the Company, mutatis mutandis.

ARTICLE XVIII
ERRORS AND OMISSIONS

Any inadvertent delay, omission or error shall not be held to relieve any party hereto from any liability that would have attached to it under this Master Certificate had such delay, omission or error not been made, provided that the liability of the Reinsurer under this Master Certificate or any Reinsurance Certificate shall in no event exceed the terms, conditions and provisions specified therein nor extend to cover any risks or classes of insurance generally or specifically excluded therein.

ARTICLE XIX
ARBITRATION

As a condition precedent to any right of action hereunder, any and all disputes relating to this Agreement, including its formation, interpretation and performance, shall be resolved by a panel of three arbitrators and such arbitration shall be initiated at the written request of either party. Each party shall choose an arbitrator and the two so chosen shall choose the third. If either party fails to appoint an arbitrator within thirty (30) days of being requested to do so by the other party, the requesting party may choose both arbitrators who shall choose the third. In the event the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, each of them shall name five, of whom the other shall decline four and the decision shall be made by drawing lots. All arbitrators shall be active or retired executive officers of insurance or reinsurance companies normally transacting business in the United States of America, and shall not have a personal or financial interest in the parties or the outcome of the arbitration.

The arbitration panel shall have power to fix all procedural rules for the holding of the arbitration including discretionary power to make orders as to any matters which it may consider proper in the circumstances of the case and consistent with this Agreement with regard to pleadings, discovery, inspection of the documents, examination of witnesses, sanctions for failure to comply with the panel's rulings and any other matter whatsoever relating to the conduct of the arbitration.

The panel shall make its decision with regard to the custom and practice of the applicable insurance and reinsurance business. The panel is relieved of all judicial formalities and may abstain from following the strict rules of evidence and procedure.

Each party shall bear the expenses of the arbitrator it selected and shall share equally with the other in the expenses of the third arbitrator and the arbitration. The panel shall issue its decision as promptly as possible following the completion of a hearing, if there is one, but in no event may punitive, exemplary, multiple or enhanced compensatory damages be awarded. The majority decision of the arbitrators shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the panel in any court having jurisdiction thereof.

The arbitration shall take place in New York, New York unless the panel deems it in the best interest of the arbitration to conduct all or part of the arbitration at another location.

ARTICLE XX
NO THIRD PARTY BENEFICIARIES

Nothing herein shall in any manner create any obligations or establish any rights against a party hereto in favor of any person which is not a party to this Master Certificate, unless otherwise expressly provided herein.

ARTICLE XXI

ADDRESSES FOR NOTICES AND REMITTANCES

All reports, payments, remittances, notices, letters, instructions or any other communications between the parties to this Master Certificate shall be addressed as follows:

To the Company:	XL Capital Assurance Inc.
1221 Avenue of the Americas
New York, New York 10020
Fax: (212) 478-3579
Attn: General Counsel

To the Reinsurer:	XL Reinsurance America Inc.
Seaview House
70 Seaview Avenue
Stamford, CT 06902
Fax: (203) 964-5309
Attn: General Counsel

provided, however, that in the event a party notifies the other parties in writing of a change in address, all communications shall thereafter be directed to the address indicated in such notice.

ARTICLE XXII
GOVERNING LAW

A.	This Master Certificate shall be deemed to have been made under and governed by the laws of New York.

ARTICLE XXIII
DEFINITIONS

Unless otherwise defined herein, the terms as used herein shall have the meanings set forth below:

A.	“Assuming Reinsurer” shall have the same definition as provided in the SPECIAL TERMINATION Article.

B.	“Business Day” shall have the same definition as provided in the ACCOUNTS, REPORTS AND REMITTANCES Article.

C.	“Contingency Reserve” shall mean the reserve required under Section 6904 of New York's Insurance Law to be maintained by the Company in connection with any Bond reinsured by a reinsurance certificate.

D.	“Incurred Loss” shall mean Losses plus Loss Adjustment Expenses paid by the Company, less salvages and recoveries.

E.

“Insured Bond Issue” shall mean all bonds, notes or other such instruments of a single type and source of security and for which the Company or XL Capital Assurance (U.K.) Limited has issued or reinsured as a Policy.

F.

“Loss” or “Losses” shall mean the amount of liability paid by the Company (whether directly or as reinsurer) with respect to an Insured Bond Issue under the written terms, limits and conditions of the applicable Policy and related contract, if any.

G.

“Loss Adjustment Expenses” shall mean all expenses which have been paid by the Company (whether directly or as reinsurer in the investigation, adjustment, settlement or defense of claims covered under Policies reinsured hereunder, but not including office, administrative or overhead expenses of the Company or of an affiliate or salaries and expenses of its officials and employees or an affiliate.

H.	“Master Certificate” shall mean this Master Certificate, as amended from time to time in accordance with its terms.

I.	“Net Written Premium” shall have the same meaning set forth in the PREMIUM Article.

J.	“Policy” shall have the same meaning set forth in the BUSINESS COVERED Article.

K.	“Reinsurance Certificate(s)” shall be in the form of Exhibit B hereto.

L.	“Special Payment” shall have the same definition as provided in the ACCOUNTS, REPORTS AND REMITTANCES Article.

M.	“XLCA UK” shall mean XL Capital Assurance (U.K.) Ltd, a subsidiary of the Company.

IN WITNESS WHEREOF the parties hereto have caused this Master Certificate to be executed in duplicate this 1st day of March, 2007.

XL Capital Assurance Inc.

By:	/s/ Susan B. Comparato
Name: Susan B. Comparato
Title: General Counsel

XL Reinsurance America Inc.

By:	/s/ Steve P. Agosta
Name: Steve P. Agosta
Title: General Counsel

REINSURANCE CERTIFICATE1
for an
INDIVIDUAL RISK CESSION
under the
FACULTATIVE MASTER CERTIFICATE
between
XL CAPITAL ASSURANCE INC. (“XLCA”)
and
XL REINSURANCE AMERICA INC. (“XL RE”)

REINSURANCE CERTIFICATE NO.

ISSUER:

ISSUE:

POLICY NUMBER:

POLICY EFFECTIVE DATE:

EFFECTIVE DATE OF THIS
CESSION:

TYPE OF COVERAGE: ATTACHMENT POINT:

Excess of Loss

Note: The attachment point above relates only to the principal portion of the obligation insured by XLCA. XLRE shall be responsible for interest on the principal portion of its losses. For Reinsurance Certificates where risk is reinsured under more than one Policy, the Attachment Point shall be in the aggregate for all excess of loss Policies (i.e., the Attachment Point for multiple excess of loss Policies remains at the applicable single risk limit).

TOTAL PRINCIPAL INSURED BY XLCA: TOTAL PRINCIPAL CEDED TO XL RE:	Excess of (x) [applicable percentage] times the Total Principal Insured by XLCA over (y) the Attachment

1 Use this form only for “Excess of Loss” coverage.

Point.

XL RE PREMIUM:

CEDING COMMISSION:	None.

The cession evidenced by this Reinsurance Certificate shall be subject to all the terms and conditions contained in the Facultative Master Certificate between the parties. By signing this Reinsurance Certificate, XL Reinsurance America Inc expressly acknowledges and agrees that all conditions to its acceptance of this cession have been met.

SUBMITTED BY:	ACCEPTED BY:
XL CAPITAL ASSURANCE INC.	XL REINSURANCE AMERICA INC

BY: ____________________	BY: ____________________

NAME:	NAME:
TITLE: Associate General Counsel	TITLE:
DATE:	DATE:

REINSURANCE CERTIFICATE2
for an
INDIVIDUAL RISK CESSION
under the
FACULTATIVE MASTER CERTIFICATE
between
XL CAPITAL ASSURANCE INC. (“XLCA”)
and
XL REINSURANCE AMERICA INC. (“XL RE”)

REINSURANCE CERTIFICATE NO.

ISSUER:

ISSUE:

POLICY NUMBER:

POLICY EFFECTIVE DATE:

EFFECTIVE DATE OF THIS
CESSION:

TYPE OF COVERAGE:	Quota Share

TOTAL PRINCIPAL INSURED BY
XLCA:

TOTAL PRINCIPAL CEDED TO XL
RE:

XLCA GROSS PREMIUM CEDED TO
XL-RE:

CEDING COMMISSION:

The cession evidenced by this Reinsurance Certificate shall be subject to all the terms and conditions contained in the Facultative Master Certificate between the parties. By signing this Reinsurance Certificate, XL Reinsurance America Inc expressly

2 Use this form only for “Quota Share” coverage.

acknowledges and agrees that all conditions to its acceptance of this cession have been met.

SUBMITTED BY:	ACCEPTED BY:
XL CAPITAL ASSURANCE INC.	XL REINSURANCE AMERICA INC

BY: ____________________	BY: ____________________

NAME:	NAME:
TITLE: Associate General Counsel	TITLE:
DATE:	DATE: